UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 22, 2005

Date of Report (Date of earliest event reported)

Amtech Systems, Inc.

(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

131 South Clark Drive, Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 967-5146

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 22, 2005, Amtech Systems, Inc. (the “Company”) completed a private placement of 540,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”). The gross proceeds of this transaction were $2,160,000. Catalyst Financial LLC acted as exclusive placement agent in connection with the transaction, and received commissions of 8% of the proceeds, totaling $172,800, and a non-accountable expense allowance of 2% of the proceeds, totaling $43,200. Catalyst also received a warrant to purchase up to 60,000 shares of the Company’s common stock, $.01 par value per share (“Common Stock”), at a price of $4.67 per share. A form of subscription agreement is attached hereto as Exhibit 4.1.

The shares of Preferred Stock are convertible at any time at the option of the holders into an aggregate of 540,000 shares of Common Stock at a fixed conversion price of $4.00 per share. In addition, all outstanding shares of Preferred Stock will be automatically converted into shares of Common Stock in the event that the Common Stock has an average thirty-day trading price of at least $5.50 per share, provided that the Company has filed and obtained effectiveness of a Registration Statement (as described below) prior to such thirty-day period.

Each holder of Preferred Stock is entitled to receive cumulative dividends at a rate of $0.32 per share per annum out of legally available funds or other assets of the Company, which are payable semi-annually. The Company has the option to pay such dividends in cash or, if a Registration Statement has been filed with and declared effective by the Securities and Exchange Commission (as described below), shares of Common Stock. The dividend and liquidation rights of the Preferred Stock are senior to those of the Common Stock. As long as at least 270,000 shares of Preferred Stock are outstanding, the shares of Preferred Stock then outstanding, voting as a class, have the right and power to elect one director to the Company’s Board of Directors. With respect to all other matters submitted to a vote of the shareholders of the Company, each holder of Preferred Stock is entitled to that number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could then be converted. The Preferred Stock has anti-dilution protection in certain events, including certain preemptive rights.

Pursuant to the subscription agreements, the Company is obligated to file a registration statement (“Registration Statement”) covering reoffers and resales of Common Stock to be issued to the holders of Preferred Stock in accordance with the Certificate of Designations, Preferences and Privileges (the “Certificate of Designations”) as soon as reasonably practicable after the Company is eligible to file a Registration Statement on Form S-3.

For more detailed information, reference is made to the Certificate of Designations and the form of subscription agreement for all the terms and provisions thereof, which are filed hereto as Exhibits 3.1 and 4.1, respectively, and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01, which is incorporated herein by reference. The issuance of the Preferred Stock was exempt from registration pursuant to Rule 506 promulgated under Section 4(2) of the Securities Act of 1933, as amended. No general solicitation or advertising was made in connection with the offering, and the offering was made solely to a limited number of accredited investors with access to all material information regarding the Company.

Item 3.03 Material Modification to Rights of Security Holders.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

See Item 1.01, which is incorporated herein by reference. On April 21, 2005, the Company amended its Articles of Incorporation to create a new series of preferred stock designated Series A Convertible Preferred Stock. The rights, preferences and privileges of the Preferred Stock as set forth in the Certificate of Designations restrict the Company’s ability to pay dividends to holders of Common Stock, restrict the Company’s ability to redeem shares of Common Stock, and give holders of Preferred Stock preference over the holders of Common Stock in the event of a liquidation of the Company.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description
3.1	Certificate of Designations, Preferences and Privileges of the Series A Convertible Preferred Stock

4.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: April 28, 2005	By:	/s/ Robert T. Hass
	Name:	Robert T. Hass
	Title:	Vice President-Finance

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Designations, Preferences and Privileges of the Series A Convertible Preferred Stock

4.1	Form of Subscription Agreement